Consent of Independent Registered Public Accounting Firm We consent to the use in this Pre-Effective Amendment to the Registration Statement on Form N-4 of our report dated March 29, 2021 relating to the financial statements of each of the investment divisions of JNLNY Separate Account I indicated in our report, incorporated by reference herein, and to the reference under the heading “services” in the Statement of Additional Information. Chicago, Illinois July 29, 2021 KPMG LLP Aon Center Suite 5500 200 E. Randolph Street Chicago, IL 60601-6436 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee.

KPMG LLP Suite 1400 2323 Ross Avenue Dallas, TX 75201-2721 KPMG LLP, a Delaware limited liability partnership and a member firm of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm Jackson National Life Insurance Company of New York: We consent to the use of our report on the financial statements of Jackson National Life Insurance Company of New York dated April 12, 2021, included herein, and to the reference to our firm under the heading “Services” in the Statement of Additional Information, as part of the Pre-Effective Amendment to the Registration Statement on Form N-4. Dallas, Texas July 29, 2021